EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 4, 2000 is made by Texas Pharmacy Co-op, Inc., a corporation formed under the Texas Business Corporation Act d/b/a Legend Pharmacies ("TPC"), Pharmacy Buying Association, Inc., a Missouri corporation d/b/a TrueCare Pharmacy ("PBA") and Pharmacy Consolidation Associates, Inc., a Texas corporation and wholly owned subsidiary of PBA ("SUBSIDIARY").

                                    RECITALS

     A. TPC wishes to transfer its business and substantially all of its assets to Subsidiary solely in exchange for voting shares of PBA and the assumption by Subsidiary of certain liabilities and obligations of TPC (the "TRANSFER").

     B. After the closing of the Transfer TPC will, as an integral part of the transaction, distribute all of the shares of PBA transferred to it in connection with the Transfer to TPC's shareholders in complete liquidation of TPC and TPC will formally dissolve under the laws of the State of Texas.

     C. PBA has formed Subsidiary to acquire the business and substantially all of the assets of TPC on the terms and conditions set forth herein.

     In consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

     "ACQUISITION PROPOSAL" means any proposal or offer, for a tender or exchange offer, a merger, consolidation or other business combination involving TPC or any proposal to acquire in any manner a substantial equity interest in, or substantially all of the assets of TPC.

     "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

     "AGREEMENT" means this Agreement and Plan of Reorganization, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

     "ASSETS" has the meaning set forth in Section 2.1.

     "ASSUMED CONTRACTS" has the meaning set forth in Section 2.1(d).

     "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3.


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     "BALANCE SHEET DATE" means December 31, 1999.

     "BENEFIT PLANS" has the meaning set forth in Section 5.17.

     "BILL OF SALE" means the Bill of Sale in the form attached hereto as Exhibit A.

     "BUSINESS" means the business presently conducted by TPC, including, but not limited to, purchasing pharmaceutical products and supplies for sale and distribution to member pharmacies, and owning an interest in various related entities and organizations.

     "CLOSING" means the closing of the transactions contemplated by this Agreement.

     "CLOSING DATE" means December 28, 2000 assuming the satisfaction of all conditions set forth in Article IX, or, if such conditions are not satisfied on such date, on such date three business days after satisfaction thereof or such other date as mutually agreed in writing by the parties hereto.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMON CONTROL ENTITY" has the meaning set forth in Section 5.17.

     "DAMAGES" has the meaning set forth in Section 12.1.

     "DISSENTING SHARES" means all shares, if any, of TPC Common Stock for which dissenter's rights shall be perfected under Article 5.11 of the Texas Business Corporation Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

     "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.4.

     "FINAL CLOSING BALANCE SHEET" means a balance sheet of TPC as of a date within two business days prior to the Closing Date, prepared mutually by TPC and PBA.

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 5.15.

     "INTERIM BALANCE SHEET DATE" means September 30, 2000.

     "IRS" means the Internal Revenue Service.

     "LIQUIDATION  EXPENSES" means the amount of estimated expenses necessary to
liquidate  and  dissolve  TPC  (including  without  limitation,   attorneys  and
accountants fees).

     "MATERIAL ADVERSE EFFECT" means, with respect to any entity, a material adverse effect on the financial condition, properties, business, results of operations or prospects of such entity and its subsidiaries taken as a whole, or on the ability of such entity to perform its obligations

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hereunder or to consummate the transactions  contemplated hereby, whether or not caused by management of such entity.

     "NET WORTH" means an amount equal to the difference between the book value of the Assets (book value of the Assets shall mean the adjusted tax basis of the Assets through the Closing Date, as adjusted for depreciation and other similar items) and Assumed Liabilities, as set forth on the Final Closing Balance Sheet. For purposes of determining the Net Worth:

          (a) The amount of Liquidation Expenses shall be accrued on the Final Closing Balance Sheet and shall be subtracted from the Net Worth of TPC.

          (b) A 50% discount shall be applied to all accounts receivable not collected in full within 90 to 120 days of invoice, and a 100% discount shall be applied to all accounts receivable not collected within 120 days of invoice.

          (c) The value of the shares of Data Rx Management, Inc. shall be mutually agreed upon by the parties and set forth on Exhibit B attached hereto.

     "PERMITTED ENCUMBRANCES" means:

          (a) Liens for Taxes not yet due and payable.

          (b) Easements, restrictions, minor title irregularities and similar matters which have no Material Adverse Effect as a practical matter upon the ownership or use of any Assets.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or government or any agency or political subdivision thereof.

     "PLAN OF LIQUIDATION" means the plan whereby TPC will liquidate and dissolve in accordance with Section 11.2 of this Agreement, which plan is attached hereto as Exhibit C.

     "PBA COMMON STOCK" means the common stock of PBA, par value $1.00 per share.

     "PBA FINANCIAL STATEMENTS" has the meaning set forth in Section 6.6.

     "SHARES" has the meaning set forth in Section 3.1.

     "TAXES" means any federal, state, local or other net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding (which includes, without limitation, income, payroll tax, foreign withholding, backup withholding, and any other withholding obligation imposed by the Code, value added, estimated, alternative or add on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any government or governmental agency, foreign or domestic, with respect thereto.

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     "TAX  RETURNS"  means  all  original  and  amended  returns,  declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Taxes, together with all schedules and attachments thereto.

     "TERMINATION DATE" has the meaning set forth in Section 10.1.

     "TRANSFER" has the meaning set forth in the recitals hereto.

     "TPC COMMON STOCK" means the common stock of TPC, $1.00 par value per share.

     "TPC FINANCIAL STATEMENTS" has the meaning set forth in Section 5.6.

     "TPC LEASES" has the meaning set forth in Section 5.10.

     "TPC MATERIAL AGREEMENT" has the meaning set forth in Section 5.12.

     "TPC REAL PROPERTY" has the meaning set forth in Section 5.10.

     "TPC SHAREHOLDER INFORMATION" has the meaning set forth in Section 5.18.

                                   ARTICLE II
                               EXCHANGE OF ASSETS

     2.1 THE ASSETS. Subject to the terms and conditions of this Agreement, at the Closing TPC shall transfer, convey, assign and deliver to Subsidiary, and Subsidiary shall accept from TPC, all right, title, and interest of TPC in (a) the Business as a going concern and (b) all of the assets of TPC (excluding the Excluded Assets) free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature (except for Permitted Encumbrances), including without limitation the following (collectively, the "ASSETS"):

          (a) All accounts, notes and other receivables and prepaid expenses and credits of TPC.

          (b) All fixtures, furniture, leasehold improvements, office equipment and supplies and other tangible property, including all such property described on Schedule 2.1(b).

          (c) The Intellectual Property Rights of TPC and all licenses and other rights related thereto.

          (d) All rights and interest of TPC to or in the agreements, contracts, leases, instruments, purchase orders and all sales orders, whether oral or written, formal or informal, each as described on Schedule 2.1(d) (the "ASSUMED CONTRACTS").

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          (e) All licenses,  approvals,  certificates,  permits,  franchises, or other evidence of authority issued by a federal, state, local or foreign governmental agency or authority to the extent assignable.

          (f) All computer programs, hardware and software (including documentation and related object and source codes) and like property, and all records thereof, used in the Business wherever located to the extent assignable.

          (g) All interest of TPC in and to the name "Texas Pharmacy Co-op, Inc." and "Legend Pharmacies" and all variations thereof and all rights to the use of such names and variations thereto as trademarks; all listings pertaining to TPC in all telephone books and directories; and stationery, forms, labels, shipping materials, catalogs, web sites, internet addresses, brochures, art work, photographs and advertising and promotional materials.

          (h) All cash and cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of TPC.

          (i) To the extent assignable by TPC, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business including all rights to causes of action, lawsuits, judgments, claims and demands being pursued or pursuable by TPC.

          (j) All guarantees, warranties, indemnities and other similar rights in favor of TPC and all rights to proceeds under insurance policies.

          (k) All operating manuals, policies, procedure manuals, training manuals, personnel records of TPC's employees hired by PBA or Subsidiary and other books and records used by TPC in connection with the Assets and the Business, including customer lists, supplier lists, and financial information and records.

          (l) All going concern value and goodwill of TPC, including any goodwill of TPC in its trade name(s) or personnel.

          (m) All securities owned by TPC, including all such securities listed in Schedule 5.4.

          (n) All other assets, including computers and computer data stored on magnetic or other media of TPC (excluding the Excluded Assets).

     2.2 EXCLUDED ASSETS. TPC shall not transfer, convey or assign, and Subsidiary shall not acquire, the following assets (collectively, the "EXCLUDED ASSETS"):

          (a)  All  rights  of  TPC  arising   under  this   Agreement  and  the
     consummation of the transactions contemplated hereby.

          (b) All corporate minute books and stock records of TPC and such other similar corporate books and records of TPC as may exist on the Closing Date; provided,

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     however, that Subsidiary shall be entitled to obtain copies of such records of TPC as Subsidiary may reasonably require in connection with its due diligence investigation.

          (c) Any other assets described on Schedule 2.2(c).

     2.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at Closing Subsidiary shall assume the following liabilities of TPC relating to the Business (collectively, the "ASSUMED LIABILITIES"):

          (a) The accounts payable and accrued expenses of TPC (including Liquidation Expenses) set forth on the Final Closing Balance Sheet.

          (b) Obligations and liabilities arising after the Closing Date under any Assumed Contract; provided, however, that Assumed Liabilities shall not include obligations and liabilities arising out of or relating to the breach of, default under, or failure to perform with respect to, any Assumed Contracts prior to and including the Closing Date as set forth in paragraph 2.4 (c) below.

     2.4 EXCLUDED LIABILITIES. It is expressly agreed and understood by the parties to this Agreement that Subsidiary does not assume and will not become liable or responsible for any liabilities and obligations of TPC except as expressly assumed by the Subsidiary, including without limitation the following liabilities and obligations of TPC (collectively, the "EXCLUDED LIABILITIES"):

          (a) Any liability related to the matters set forth on Schedule 5.13.

          (b) Any liability or obligation arising out of or relating to the Excluded Assets.

          (c) Any liability or obligation arising out of or relating to the breach of, default under, or failure to perform with respect to, the Assumed Contracts prior to and including the Closing Date.

          (d) Any contingent liabilities and liabilities that are not set forth in the Final Closing Balance Sheet.

          (e) Any liability of TPC for unpaid Taxes for periods before the Closing Date other than those liabilities reflected on Final Closing Balance Sheet.

          (f) Any liability of TPC for Taxes (including, without limitation, income and transfer Taxes) resulting from the consummation of the transactions contemplated by this Agreement other than those liabilities reflected on Final Closing Balance Sheet.

          (g) Any liability or obligation arising out of or incurred in connection with the administration of any Benefit Plans other than those liabilities reflected on Final Closing Balance Sheet.

          (h) All other liabilities of TPC (other than Assumed Liabilities).

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                                   ARTICLE III
                                  CONSIDERATION

     3.1 PURCHASE PRICE. The consideration for the Assets shall be (a) the delivery by PBA to TPC of shares of PBA Common Stock (the "SHARES") equal to the number of shares of TPC Common Stock outstanding immediately prior to Closing, subject to adjustment for any Dissenting Shares, together with (b) the assumption by Subsidiary of the Assumed Liabilities. The book value of the Shares to be issued to TPC shall be approximately equal to the Net Worth of TPC as set forth on the Final Closing Balance Sheet. For purposes of this Agreement, the book value of the Shares shall be as set forth on PBA's unaudited financial statements as of the end of the month preceding the Closing Date.

     3.2 UNREGISTERED SHARES. The Shares to be issued under this Agreement to TPC (and subsequently to TPC shareholders) shall not be registered under the Securities Act or any state laws, and shall be subject to all relevant resale restrictions under the Securities Act, applicable state law and PBA's bylaws. TPC understands that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state law. TPC shall, in writing, notify its shareholders of the limited resale of the Shares.

                                   ARTICLE IV
                                     CLOSING

     4.1 CLOSING DATE. The Closing shall take place at the offices of Kutak Rock LLP, 444 West 47th Street, Kansas City, Missouri 64112, at 10:00 a.m. Kansas City time, on the Closing Date, assuming the satisfaction of all conditions set forth in Article IX, or at such other place, time or date as TPC and PBA may agree.

     4.2 TRANSACTIONS AT CLOSING. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the exhibits, certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:

          (a) TRANSFER OF ASSETS. TPC shall transfer and convey or cause to be transferred and conveyed to Subsidiary all of the Assets, shall deliver to Subsidiary the Bill of Sale, the conveyance documents relating to the Intellectual Property Rights and securities held by TPC, and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Subsidiary good and valid title to all of the Assets.

          (b) PAYMENT OF PURCHASE PRICE. In consideration for the transfer of the Assets, PBA shall cause Subsidiary to deliver to TPC a certificate representing the Shares.

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                                   ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF TPC

     TPC represents and warrants to Subsidiary and PBA as follows:

     5.1 ORGANIZATION. TPC is a corporation duly incorporated, validly existing and in good standing under the laws of the Texas Business Corporation Act, and has the requisite corporate power and authority to carry on its business as now conducted. The copies of TPC's articles of incorporation and bylaws, as amended to date, which have been delivered to Subsidiary, are correct and complete and in full force and effect.

     5.2 AUTHORITY. TPC has the requisite corporate power and authority (subject to shareholder approval) to enter into this Agreement, the Transfer and the Plan of Liquidation, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by TPC and the consummation by TPC of the transactions contemplated hereby have been duly authorized by the Board of Directors of TPC and no other corporate proceedings (except for shareholder approval) on the part of TPC are necessary for the execution and delivery of this Agreement by TPC, and the consummation by TPC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by TPC, constitutes a legal, valid and binding obligation of TPC, enforceable against TPC in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     5.3 CAPITALIZATION. The authorized capital stock of TPC consists of 1,000,000 shares of TPC Common Stock. As of October 31, 2000, there were 810 shares of TPC Common Stock issued and outstanding. Schedule 5.3 sets forth a list of all TPC shareholders on the date of this Agreement. All issued and outstanding shares of TPC Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or other agreements of any character whatsoever which obligate or may obligate TPC to issue or sell any additional shares of TPC Common Stock. There are no shareholders' agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of TPC Common Stock as of the date hereof.

     5.4 SUBSIDIARIES. Except as set forth on Schedule 5.4, TPC does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, joint venture, partnership, trust or other business entity.

     5.5 EFFECT OF AGREEMENT. Except for approval by TPC shareholders and as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement by TPC and the consummation by TPC of the Transfer and other transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of any Person.

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Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which TPC is a party or is bound or to which any of the Assets are subject, (ii) conflict with, violate or result in a breach of any provision of the articles of incorporation or bylaws of TPC, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to TPC or by which any of the Assets are bound or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which TPC is a party or by which any of the Assets are bound.

     5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on Schedule 5.6, since the Interim Balance Sheet Date, TPC has conducted its Business only in the ordinary course of business and there has not been (i) any material change in TPC or any development or combination of developments which has resulted or is reasonably likely to result in a Material Adverse Effect on TPC;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to TPC Common Stock; (iii) any material change in its accounting principles, practices or methods; (iv) any purchase, redemption, issuance, sale or disposition of any shares of TPC Common Stock, or agreement to do so, or any grant of any options, warrants or other rights to purchase or convert any obligation into any shares of TPC's Common Stock or any evidence of indebtedness or other securities; or (v) any agreement entered into by TPC to do any of the things set out in (i)-(iv) above.

     5.7 FINANCIAL STATEMENTS. The books of account and related records of TPC are true and accurate and fairly reflect in reasonable detail TPC's assets, liabilities and transactions relating to the Business. TPC has delivered to PBA the following financial statements, which are attached hereto as Schedule 5.7 (collectively, the "TPC FINANCIAL STATEMENTS"):

          (a) Unaudited statements of income, balance sheet, shareholders' equity and cash flows of TPC as of and for the fiscal years ended December 31, 1997, 1998 and 1999.

          (b) Unaudited statements of income, cash flows and shareholders' equity of TPC for the nine-month period ended on the Interim Balance Sheet Date and an unaudited balance sheet as of such date (the "TPC INTERIM BALANCE SHEET").

     The TPC Financial Statements (i) are true, accurate, complete, and in accordance with the books and records of TPC, and (ii) fairly present the financial condition, assets and liabilities of TPC as of their respective dates and the results of operations and cash flows for the periods covered thereby.

     5.8 NO UNDISCLOSED LIABILITIES. TPC has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except
(a) liabilities to the extent reflected or specifically reserved for on the TPC Interim Balance Sheet; and (b) liabilities

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and  obligations  incurred in the ordinary  course of business since the Interim
Balance Sheet Date and described on the Final Closing Balance Sheet.

     5.9 TAXES. Except as would not have a Material Adverse Effect on TPC or disclosed on Schedule 5.9: (a) all federal, state and local Tax Returns that are required to have been filed by TPC have been filed within the time and in the manner required by law, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of TPC in all material respects; (b) all Taxes of TPC that have become due pursuant to such Tax Returns, or any assessments or demand for payment received, have been paid; (c) the provision for Taxes reflected on the TPC Interim Balance Sheet is adequate to cover all Tax liabilities, whether or not disputed, of TPC, with respect to any taxable year or taxable period ending on or before the Balance Sheet Date, and nothing has occurred subsequent to the Balance Sheet Date to make any such provision inadequate; (d) all Taxes related to taxable periods of TPC subsequent to the Balance Sheet Date have been paid or are adequately reserved for on the books and records of TPC; (e) to TPC's knowledge, there are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes; (f) no governmental body with respect to which TPC does not file Tax Returns has claimed that TPC is or may be subject to taxation by that governmental body; (g) TPC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party;
(h) neither TPC, nor any Person on behalf of TPC has executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes; and (i) there are no liens with respect to taxes upon TPC's assets other than customary liens for current Taxes not yet due and payable.

     5.10 REAL PROPERTY. Schedule 5.10 contains a list of all leases (the "TPC LEASES") pursuant to which TPC leases any real property (the "TPC REAL PROPERTY"). Except as set forth in Schedule 5.10, TPC has good and valid title to the leasehold estates conveyed under each TPC Lease, free and clear of any liens or other encumbrances. Each TPC Lease is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth in Schedule 5.10, there are no existing defaults on the part of TPC with respect to the TPC Leases, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of TPC. Except for the TPC Real Property listed on Schedule 5.10, TPC has not owned, operated or leased any other real property in the conduct of the Business.

     5.11 TITLE. Except as set forth on Schedule 5.11, TPC has and will convey to Subsidiary at Closing good and marketable title to the Assets, free and clear of any mortgage, pledge, lien, restriction, encumbrance, license, covenant, condition, claim, security interest, charge or any other matter affecting title, except for Permitted Encumbrances. The tangible assets included in the Assets (including furniture and equipment) are in good operating condition and repairs, ordinary wear and tear excepted and are suitable for the purposes for which they are used in the Business.

     5.12 MATERIAL AGREEMENTS. Schedule 5.12 lists and sets forth a copy of each agreement and arrangement (whether written or oral and including all amendments thereto) to which TPC is a party or a beneficiary or by which TPC or any of the Assets are bound and that is material to TPC (collectively, the "TPC MATERIAL AGREEMENTS"), including without limitation

(i) the TPC Leases; (ii) any contracts for the provision of goods or services by TPC; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which TPC is liable; (iv) any insurance policies; (v) any employment, consulting, noncompetition or separation, agreements or arrangements; (vi) any agreement with any shareholder, director, officer, member or employee of TPC, or any Affiliate thereof; (vii) any joint marketing or similar agreement or arrangement; and (viii) any other agreement or arrangement pursuant to which TPC will be required to make or entitled to receive aggregate payments in excess of $1,000 during any calendar year. TPC has performed all obligations required to be performed by it in connection with the TPC Material Agreements and is not in receipt of any claim of default under any TPC Material Agreement. TPC has no present expectation or intention of not fully performing any material obligation pursuant to any TPC Material Agreement and except as set forth in Schedule 5.12, TPC has no knowledge of any breach or anticipated breach by any other party to any TPC Material Agreement. Except as disclosed on
Schedule 5.12, all the TPC Material Agreements are valid and enforceable, TPC has performed all obligations imposed upon them thereunder, and TPC nor, to the knowledge of TPC, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default or noncompliance thereunder by TPC or, to the knowledge of TPC, any other party thereto.

     5.13 LEGAL PROCEEDINGS. Except as set forth in Schedule 5.13, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of TPC, threatened against TPC, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which TPC is a party. TPC is not currently engaged in or contemplating any legal action to recover moneys due to TPC or damages sustained by TPC. TPC is not in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree.

     5.14 LABOR MATTERS. (a) TPC is not a party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) TPC has not committed any unfair labor practice in the last three years; and (c) there is no unfair labor practice or labor arbitration proceeding pending, or to TPC's knowledge, threatened before the National Labor Relations Board or any other agency or board.

     5.15 INTELLECTUAL PROPERTY. Schedule 5.15 lists all patents, trademarks, copyrights, trade names, trade secrets, service marks or other intellectual property rights (including, without limitation, rights with respect to computer software) (the "TPC INTELLECTUAL PROPERTY RIGHTS") used by TPC in the Business, all of which are valid and enforceable. Except as set forth in Schedule 5.15, TPC has all right, title and interest in, or has a valid and enforceable license to use, the Intellectual Property Rights presently being used in the Business, and the current use of the Intellectual Property Rights by TPC does not infringe upon the rights of any third person.

     5.16 INSURANCE. Attached hereto as Schedule 5.16 is a true, accurate and complete list of all policies or binders of insurance of which TPC is the owner, insured or beneficiary, covering any of the Assets or otherwise relating to the Business. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, except where such default or failure would not have a Material Adverse Effect on TPC. To TPC's knowledge, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by TPC. TPC has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

     5.17 EMPLOYEE BENEFIT PLANS. The employee benefit plans, agreements, and policies described on Schedule 5.17 are the only employee benefit plans, agreements and policies maintained or contributed to by TPC for the benefit or on behalf of its partners, officers, directors, employees or independent contractors (hereinafter referred to as the "BENEFIT PLANS"). The Benefit Plans include, without limitation, (i) any affirmative action plans or programs; (ii) any plan, agreement, or policy pertaining to current or deferred compensation, retirement, severance pay, vacation, stock purchase, stock option, bonus, or incentive compensation benefits; and (iii) any plan, agreement, or policy pertaining to medical, hospital, life, health, accident, disability, death, any split-dollar life insurance policies, and any other fringe and welfare benefits. True and complete copies of the Benefit Plans have been delivered to Subsidiary and PBA. TPC does not have any obligation to provide any life insurance, medical, health or dental benefits to any former or retired employees of TPC, or current employees of TPC after retirement, except to the extent required by Title X of COBRA. Schedule 5.17 contains a list of all former or retired employees of TPC (or their spouses or dependents) who have elected or who are eligible to elect COBRA continuation coverage under any of the Benefit Plans and sets forth the dates of qualifying events and COBRA continuation coverage periods for each such former or retired employees (or their spouses or dependents). Except as disclosed on Schedule 5.17 there are no contributions or payments due with respect to any of the Benefit Plans, nor will the obligation to make any such contributions or payments arise prior to or after the Closing Date. TPC and the Benefit Plans are in compliance with all applicable provisions of ERISA, and all applicable provisions of the Code. None of the Benefit Plans which are subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code. Neither TPC nor any other trade or business (whether or not incorporated) which is under common control with TPC or is treated as a single employer with TPC under Section 414(b), (c), or (m) of the Code ("COMMON CONTROL ENTITY") has maintained, contributed to, or has been obligated to contribute to any defined benefit pension plans subject to the provisions of Title IV of ERISA, or has incurred any liability to the Pension Benefit Guarantee Corporation in connection with any of the Benefit Plans subject to Title IV of ERISA, if any. Neither TPC nor any Common Control Entity is required or obligated to contribute to and is not contributing to a "multi-employer pension plan" (as defined in the Multi-employer Pension Plan Amendments Act of 1980 (the "MPPAA")), nor does TPC or any Common Control Entity have any "withdrawal liability" (as defined in the MPPAA) to any multi-employer pension plan. TPC does not have any leased employees within the meaning of Code
Section 414(n) or any employees within the meaning of the regulations under Code
Section 414(o). None of the employees of TPC are members of any voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9). No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred with respect to the Benefit Plans and no fiduciary of the Benefit Plans has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject the Benefit Plans to the tax or penalty on prohibited transactions imposed by ERISA or the Code. No suits, actions or litigation have been brought against or with respect to the Benefit Plans, except as set forth on Schedule 5.17. There are no liabilities of the TPC, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to the Benefit Plans. The Benefit Plans at all times have been administered in compliance with the requirements of ERISA, the Code, and any other applicable law, rule or regulation and all reports and disclosures required by any government agency with respect to the Benefit Plans (except to the extent not resulting in penalty or interest) have been timely filed with each appropriate governmental agency and distributed to all required persons in an appropriate and timely manner and in compliance with all applicable laws, rules and regulations.

     5.18 SHAREHOLDER INFORMATION. None of the information to be distributed or furnished to shareholders of TPC in connection with the Transfer, whether in oral or written format, which is provided by TPC (collectively, the "TPC SHAREHOLDER INFORMATION"), will between the date the TPC Shareholder Information is first mailed to shareholders and the Closing Date, contain any statement which, at such time and in light of the circumstances under which it is made, will be false or misleading with respect to any fact, or will omit to state any fact necessary in order to make the statements therein not false or misleading.

     5.19 TRANSACTIONS WITH RELATED PARTIES. Except for transactions disclosed in Schedule 5.19, there have been no loans or other transactions between TPC and any officer, director or shareholder, or any Affiliate thereof, of TPC.

     5.20 LEGAL COMPLIANCE. Except as specifically set forth in Schedule 5.20, TPC has complied with all laws, rules, regulations, ordinances, codes, licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders relating to any of its properties or applicable to its business, including, but not limited to, labor, equal employment opportunity, occupational safety and health, consumer protection, environmental, securities and antitrust laws and regulations except where the failure to be in compliance would not have a Material Adverse Effect on TPC. TPC has all licenses required for it to conduct its Business except where the failure to be in compliance would not have a Material Adverse Effect on TPC. A list of all licenses of TPC is listed on Schedule 5.20. TPC is not in material violation of any applicable zoning, building or environmental regulation, ordinance or other law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased, and no governmental body or other person has claimed that any such violation exists, or called attention to the need for any work, repairs, construction, alterations or installation on or in connection with the properties of TPC, except for such violations that would not have a Material Adverse Effect on TPC. As of the date hereof, the Board of Directors of TPC has approved the Agreement, Transfer and Plan of Liquidation in accordance with the relevant provisions of Texas law.

     5.21 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of TPC represent amounts receivable for merchandise actually delivered or services actually provided, have arisen in the ordinary course of business, and are not subject to any defenses, counterclaims or offsets. Schedule 5.21 sets forth (a) the total amount of accounts receivable of TPC outstanding as of the date of the Final Closing Balance Sheet, and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, 90-120 days and over 120 days from the original date of invoice.

     5.22 BROKERAGE. TPC has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     5.23 INVESTMENT REPRESENTATIONS.

          (a) TPC acknowledges that there is no market for the Shares and that no market is likely to develop.

          (b) Other than the representations and warranties in Article VI, PBA has not made and TPC has not relied upon any representations to induce it to accept the Shares. TPC has conducted and relied upon its own due diligence and investigation of PBA, its business and management in agreeing to accept the Shares.

          (c) TPC acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws.

                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF PBA AND SUBSIDIARY

     Subsidiary and PBA represent and warrant to TPC, as follows:

     6.1 ORGANIZATION. Each of PBA and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of each parties' respective state of incorporation, and each has the requisite corporate power and authority to carry on its business as now conducted. The copies of PBA's and Subsidiary's respective articles of incorporation and bylaws, each as amended to date, which have been delivered to TPC, are correct and complete and in full force and effect.

     6.2 AUTHORIZATION. Each of Subsidiary and PBA have the requisite power and authority to enter into this Agreement and, to perform their respective obligations hereunder. The execution and delivery of this Agreement by Subsidiary and PBA and the consummation by Subsidiary and PBA of the transactions contemplated hereby have been duly authorized by the Board of Directors of PBA and Subsidiary. This Agreement has been duly executed and delivered by Subsidiary and constitutes a legal, valid and binding obligation of each of Subsidiary and PBA, enforceable against Subsidiary and PBA in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     6.3 CAPITALIZATION. The authorized capital stock of PBA consists of 30,000 shares of PBA Common Stock. As of October 31, 2000, there were 2,385 shares of PBA Common Stock issued and outstanding. All issued and outstanding shares of PBA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or other agreements of any character whatsoever which obligate or may obligate PBA to issue or sell any additional shares of PBA Common Stock or any securities convertible into or evidencing the right to subscribe for any shares of PBA Common Stock.

     6.4 SUBSIDIARIES. Except for Subsidiary, PBA does not, directly or indirectly, own any stock of, or any other interest in, any other corporation, joint venture, partnership, trust or other business entity.

     6.5 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Subsidiary and PBA and the consummation by Subsidiary and PBA of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority, except for any filings required or advisable under applicable state securities laws. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Subsidiary or PBA is a party or is bound or to which any of their respective assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter or organization documents or bylaws (or similar document) of Subsidiary or PBA, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to Subsidiary or PBA by which any of their respective properties or assets is bound or affected which conflict or violation would result in a Material Adverse Effect on PBA or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of Subsidiary or PBA pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which Subsidiary or PBA is a party or by which Subsidiary or PBA, or any of their respective assets is bound or affected which would have a Material Adverse Effect on Subsidiary or PBA.

     6.6 FINANCIAL INFORMATION. The books of account and related records of PBA are true and accurate and fairly reflect in reasonable detail PBA's assets, liabilities and transactions relating to its business. PBA has delivered to TPC the following financial statements, which are attached hereto as Schedule 6.6 (collectively, the "PBA FINANCIAL STATEMENTS"):

          (a) Audited statements of income, balance sheet, shareholders' equity and cash flows of PBA as of and for the fiscal years ended December 31, 1998 and 1999.

          (b) Unaudited statements of income, cash flows and shareholders' equity of PBA for the nine-month period ended on the Interim Balance Sheet Date and an unaudited balance sheet as of such date (the "PBA INTERIM BALANCE SHEET").

     The PBA Financial Statements (i) are true, accurate, complete, and in accordance with the books and records of PBA and (ii) fairly present the financial condition, assets and liabilities of PBA as of their respective dates and the results of operations and cash flows for the periods covered thereby.

     6.7 NO UNDISCLOSED LIABILITIES. PBA has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except
(a) liabilities to the extent reflected or specifically reserved for on the PBA Interim Balance Sheet; and (b) liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet Date.

     6.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on Schedule 6.8, since the Interim Balance Sheet Date, PBA has conducted its business only in the ordinary course of business and there has not been (i) any material change in PBA or any development or combination of developments which has resulted or is reasonably likely to result in a Material Adverse Effect on PBA or the prospects of PBA; (ii) any declaration, setting aside or payment of any cash or stock dividend with respect to PBA Common Stock; (iii) any material change in its accounting principles, practices or methods; and (iv) any agreement entered into by PBA to do any of the things set out in (i)-(iii) above.

     6.9 TAXES. Except as would not have a Material Adverse Effect on PBA or disclosed on Schedule 6.9: (a) all federal, state and local Tax Returns that are required to have been filed by PBA have been filed within the time and in the manner required by law, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of PBA in all material respects; (b) all Taxes of PBA that have become due pursuant to such Tax Returns, or any assessments or demand for payment received, have been paid; (c) the provision for Taxes reflected on the PBA Interim Balance Sheet is adequate to cover all Tax liabilities, whether or not disputed, of PBA, with respect to any taxable year or taxable period ending on or before the Balance Sheet Date, and nothing has occurred subsequent to the Balance Sheet Date to make any such provision inadequate; (d) all Taxes related to taxable periods of PBA subsequent to the Balance Sheet Date have been paid or are adequately reserved for on the books and records of PBA; (e) to PBA's knowledge, there are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes; (f) no governmental body with respect to which PBA does not file Tax returns has claimed that PBA is or may be subject to taxation by that governmental body; (g) PBA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party;
(h) neither PBA, nor any Person on behalf of PBA has executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes; and (i) there are no liens with respect to taxes upon PBA's assets other than customary liens for current Taxes not yet due and payable.

     6.10 LEGAL PROCEEDINGS. Except as set forth in Schedule 6.10, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of PBA, threatened against PBA, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which PBA is a party. PBA is not currently engaged in or contemplating any legal action to recover moneys due to PBA or damages sustained by PBA. PBA is not in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree.

     6.11 LABOR MATTERS. (a) PBA is not a party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) to

PBA's knowledge, PBA has not committed any unfair labor practice in the last three years; and (c) there is no unfair labor practice or labor arbitration proceeding pending, or to PBA's knowledge, threatened before the National Labor Relations Board or any other agency or board.

     6.12  BROKERAGE.  Neither  Subsidiary  nor PBA have  retained  any  broker,
investment   banking  firm  or  finder  in  connection  with  the   transactions
contemplated by this Agreement.

     6.13 LEGAL COMPLIANCE. PBA has complied with all laws, rules, regulations, ordinances, codes, licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders relating to any of its properties or applicable to its business, including, but not limited to, labor, equal employment opportunity, occupational safety and health, consumer protection, environmental, securities and antitrust laws and regulations except where the failure to be in compliance would not have a Material Adverse Effect on PBA. PBA has all licenses required for it to conduct its Business except where the failure to be in compliance would not have a Material Adverse Effect on PBA. PBA is not in material violation of any applicable zoning, building or environmental regulation, ordinance or other law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased, and no governmental body or other person has claimed that any such violation exists, or called attention to the need for any work, repairs, construction, alterations or installation on or in connection with the properties of PBA, except for such violations that would not have a Material Adverse Effect on PBA. As of the date hereof, the Board of Directors of PBA has approved the Agreement pursuant to the relevant provisions of Missouri law.

     6.14  ISSUANCE  OF  SHARES.  Upon  issuance,   the  Shares  shall  be  duly
authorized, validly issued, fully paid and nonassessable.

                                  ARTICLE VII
                    CONDUCT OF BUSINESS PENDING THE TRANSFER

     7.1 SUBSIDIARY AND PBA. Between the date of this Agreement and the Closing Date, Subsidiary and PBA shall not engage in any conduct or course of dealing which would render any of the representations or warranties in Article VI to be untrue or incorrect on or as of the Closing Date. PBA may continue to offer and sell PBA Common Stock pursuant to its current small corporate offering registration.

     7.2 TPC. Between the date of this Agreement and the Closing Date, without the written consent of PBA, TPC shall not:

          (a) Engage in any business, financial or accounting practices which are unusual or inconsistent with past practice.

          (b) Incur any indebtedness or obligations.

          (c) Cancel any Assumed Contract, enter into any new contract or fail to perform under any Assumed Contract.

          (d) Enter into any commitment, agreement or arrangement to be performed in whole or in part after the Closing Date.

          (e) Acquire any assets, encumber any assets or sell or transfer any assets.

          (f) Make any capital expenditures or commitments therefor.

          (g) Hire any employees or retain any contractors or consultants.

          (h) Fail to pay any Taxes which become due prior to the Closing Date.

          (i) Enter into any lease for real or personal property.

          (j) Issue any debt or equity securities or any right to acquire the same.

          (k) Engage in any conduct or course of dealing which would render any of the representations or warranties in Article V to be untrue or incorrect on or as of the Closing Date.

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

     8.1 INFORMATION STATEMENT. TPC shall promptly prepare, with the cooperation and assistance of PBA, an Information Statement with respect to the special meeting of TPC's shareholders in connection with the approval of the Agreement, the Transfer and the Plan of Liquidation (the "INFORMATION STATEMENT"). TPC agrees that the Information Statement and all TPC Shareholder Information, at the time of mailing thereof and at the time of the meeting of TPC shareholders, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by TPC in reliance upon and in conformity with written information concerning PBA furnished to TPC by PBA specifically for use in the Information Statement.

     8.2 TPC SHAREHOLDER MEETING; TPC BOARD RECOMMENDATION. TPC shall call a special meeting of its shareholders to be held as soon as practicable after the date hereof for the purpose of voting to approve this Agreement and the transactions contemplated hereby. Subject to Section 8.9 below, the Information Statement and the TPC Shareholder Information shall contain, among other things, the recommendation of the Board of Directors of TPC in favor of the adoption of the Agreement, Transfer and Plan of Liquidation.

     8.3 CONSENT OF SHAREHOLDERS OF TPC. Subject to Section 8.9 below, TPC shall transmit the Information Statement to its shareholders and shall use its best efforts to take all action necessary to obtain TPC shareholder approval of the Agreement, the Transfer and the Plan of Liquidation.

     8.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and (ii) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (iii) to use all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to the Assumed Contracts and TPC Leases and other contracts and to notify each of the other parties hereto of any request for prepayment with respect thereto; provided however, all reasonable efforts with respect to obtaining waivers, consents and approvals under loan agreements does not obligate the parties hereto to make any prepayment on any such loan, (iv) to use all reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state, local or foreign law or regulations, (v) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (vi) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (vii) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by governmental authorities.

     8.5 NO SOLICITATION. From and after the date hereof, TPC agrees that it will not, and will not permit any of its officers, directors, employees, agents and other representatives to, directly or indirectly, solicit or initiate any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal from any Person.

     8.6 NOTIFICATION OF CERTAIN MATTERS. Each party will promptly give written notice to the other parties upon becoming aware of the occurrence or failure to occur, or impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, a breach of any of its representations, warranties or covenants contained in this Agreement and will use all reasonable efforts to prevent or promptly remedy the occurrence or failure. No such notification shall limit or affect the representations, warranties, covenants or conditions or remedies of the parties hereunder.

     8.7 ACCESS TO INFORMATION. Subsidiary, PBA and TPC and their respective officers, directors, employees and agents shall afford the officers, employees and agents of the other parties hereto complete access at all reasonable times to their respective officers, employees, agents, properties, facilities, books, records and contracts and those of their respective subsidiaries and shall furnish the other parties hereto all financial, operating and other data and information as the other parties hereto through their officers, employees or agents, may reasonably request. For a period of two years from the date of this Agreement, each party hereto shall hold and will cause their respective representatives to hold in strict confidence all documents and information concerning the other parties hereto furnished to other parties hereto in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to whom the information was disclosed (or their respective Affiliates) prior to its disclosure to the party to whom the information was disclosed, (ii) in the public domain through no fault of the party to whom the information was disclosed or (iii) later lawfully acquired by the party to whom the information was disclosed (or their respective affiliates) from other sources, and will not release or disclose such information to any other person, except in connection with this Agreement to (a) their respective auditors, attorneys, financial advisors and other consultants or advisors or (b) responsible financial institutions, partnerships and individuals after the disclosing party, has made reasonable efforts to cause such financial institutions, partnerships and individuals to agree to be bound by the provisions of this Section 8.7 as if the reference to the disclosing party herein were to them (it being understood that such persons shall be informed by the disclosing party of the confidential nature of such information and shall be directed by the disclosing party to treat such information confidentially); provided that the disclosing party and their respective representatives may provide such documents and information in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the documents or information which, on the advice of counsel, is legally required to be furnished, and provided that the disclosing party notifies the non-disclosing party of its obligation to provide such information prior to such disclosure and fully cooperates with the non-disclosing party to protect the confidentiality of such documents and information under applicable law. If the transactions contemplated by this Agreement are not consummated, the parties shall return to each other all copies of written information furnished to them by the other parties hereto or their respective Affiliates, agents, representatives or advisers.

     8.8 EMPLOYEE MATTERS.

          (a) Schedule 8.8 identifies all employees of TPC who are actively employed as of the date of this Agreement (including any individual absent from active employment but who is receiving sick pay, short-term disability, workers' compensation or is otherwise on an approved leave of absence, but excluding any individual on long-term disability) by name, location, title or function, current base salary or hourly wage, date of hire and social security number. On the Closing Date, TPC shall cause the employment of each employee listed on Schedule 8.8 to be terminated in accordance with applicable law. PBA or Subsidiary shall extend offers of employment to all of the employees terminated in accordance with the preceding sentence; provided, however, neither PBA nor Subsidiary shall be required to employ any TPC employee if, upon review of such employees' personnel records, any employee is not suitable or eligible to be an employee of PBA or Subsidiary in accordance with PBA's internal rules and regulations governing its employees. Such offers of employment shall be on such terms and conditions as determined in the sole discretion of PBA. All employees who accept such offer of employment are hereinafter referred to as the "TRANSFERRED EMPLOYEES."

          (b) TPC shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the TPC Benefit Plans) owed to any employee or former employee of TPC (or the beneficiary of any employee or former employee) whether or not such employee or former employee becomes a Transferred Employee, that arises out of or relates to the employment relationship between TPC and any such employee or former employee or the termination of such relationship. Without limiting the foregoing, TPC shall be responsible for (1) the payment of any severance payment or benefits that become due to any employee or former employee as a result of the termination of such employee or former employee by TPC and (2) all legally mandated continuation coverage for employees of the TPC and their covered dependents who had or have a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) which occurred on or prior to the Closing Date. PBA shall not be obligated to continue or assume any employee benefit plan or program of TPC (including, but not limited to the Benefit Plans). Notwithstanding the foregoing, effective as of the Closing Date, active participation by Transferred Employees in the 401(k) Retirement Savings Plan of TPC shall cease and the Transferred Employees shall become fully vested in their account balances under PBA's 401(k) Plan; provided, however, that any Transferred Employee may transfer his or her account balance in TPC's 401(k) plan to an individual retirement account if allowed by the terms of TPC's 401(k) plan and so long as such action will not be in violation of any state or federal law. Effective as of the Closing Date, PBA shall make available its defined contribution retirement savings plan for the benefit of Transferred Employees, subject to any applicable waiting periods in such plan.

          (c) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by PBA, nor shall anything herein interfere with the right of PBA, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict PBA in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.

          (d) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by PBA or under any PBA Benefit Plan.

          (e) PBA and TPC each agree, in accordance with the Standard Procedure outlined in Rev. Proc. 96-60, I.R.B. 1996--53 to be solely responsible for the preparation and filing of all required employment Tax information with respect to persons employed by them, respectively, during the calendar year that includes the Closing Date. TPC agrees to provide PBA with copies of all payroll records reasonably requested by PBA with respect to persons employed by both TPC and PBA during the calendar year that includes the Closing Date.

     8.9 PUBLIC ANNOUNCEMENTS. TPC, on the one hand, and PBA, on the other hand, will consult with each other before making any public statements or announcements with respect to the transactions contemplated by this Agreement, and shall not make any such public statement without the prior written consent of the other, except as may be required by applicable law. TPC and PBA agree to make a joint statement upon execution of this Agreement, which statement shall be mutually acceptable to both parties.

                                   ARTICLE IX
                               CLOSING CONDITIONS

     9.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSFER. The obligations of each party to effect the Transfer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Agreement and the Plan of Liquidation shall have been approved and adopted by the requisite consent of the shareholders of TPC required by applicable law.

          (b) The Bill of Sale shall have been executed and delivered by TPC and accepted by Subsidiary.

          (c) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would make the Subsidiary or holding directly or indirectly by TPC of the Shares illegal or otherwise prevent the consummation of the Transfer. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted or order reversed.

          (d) All applicable securities laws shall have been complied with in connection with the issuance of the Shares, and no stop order suspending the issuance of such Shares under such securities laws shall have been issued.

          (e) All consents, authorizations, orders, licenses and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Transfer and any other documents required to be filed after the Closing Date.

          (f) No action shall be pending which has been filed by any state or federal authority or any other party seeking to enjoin consummation of the transactions contemplated by this Agreement, preventing the Transfer, or imposing conditions on, the Transfer which are materially adverse to TPC, PBA or any of their respective shareholders, as the case may be.

          (g) All parties shall have mutually agreed upon the Final Closing Balance Sheet within two business days prior to Closing.

          (h) Each parties' respective counsel shall have delivered an opinion letter to the other party, the forms of which are attached hereto as Exhibits D and E.

     9.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF SUBSIDIARY AND PBA. The obligation of Subsidiary and PBA to effect the Transfer is also subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived):

          (a) TPC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Closing Date.

          (b) The representations and warranties of TPC in this Agreement shall be true and correct when made and at the Closing Date with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby.

          (c) TPC shall have furnished to Subsidiary a certificate, dated the Closing Date, signed by a responsible officer of TPC, to the effect that all conditions set forth in Section 9.2 (a) and (b) have been satisfied

          (d) There shall have been no material adverse change in the condition (financial or otherwise), operations, assets, liabilities or prospects of TPC since the Interim Balance Sheet Date.

          (e) Subsidiary shall have received a copy of the resolutions of the Board of Directors of TPC authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions or other consent of the shareholders of TPC approving the Agreement and the Plan of Liquidation, all certified by the Secretary of TPC on the Closing Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates.

          (f) Subsidiary shall have received a certificate of the Secretary of TPC dated the Closing Date, as to the incumbency and signature of the officers of TPC executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary.

          (g) TPC shall have delivered to Subsidiary and PBA all necessary consents, waivers, authorizations and approvals, necessary to vest in Subsidiary, good, valid and marketable title to the Assets.

          (h) The aggregate number of Dissenting Shares shall not exceed two percent of the shares of TPC Common Stock outstanding immediately before the Closing Date.

          (i) TPC shall have delivered all such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Subsidiary, PBA, and its counsel, be necessary to vest in Subsidiary, good, valid and marketable title to the Assets, to put Subsidiary in actual possession or control of the Assets and to implement the terms hereof.

          (j) Subsidiary and PBA shall have completed their due diligence review to their sole satisfaction.

     9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TPC. The obligations of TPC to effect the Transfer are also subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived):

          (a) Subsidiary and PBA shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Closing Date.

          (b) The representations and warranties of Subsidiary and PBA in this Agreement shall be true and correct when made and at the Closing Date with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby.

          (c) Subsidiary and PBA shall have furnished to TPC a certificate, dated the Closing Date, signed by a responsible officer of Subsidiary and PBA, respectively, to the effect that all conditions set forth in Section
     9.3 (a) and (b) have been satisfied.

          (d) There shall have been no material adverse change in the condition (financial or otherwise), operations, assets, liabilities or prospects of PBA since the Interim Balance Sheet Date.

          (e) TPC shall have received a copy of the resolutions of the Boards of Directors of each of Subsidiary and PBA authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of PBA on the Closing Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates.

          (f) TPC shall have received a certificate of the Secretary of each of Subsidiary and PBA dated the Closing Date, as to the incumbency and signature of the officers of Subsidiary and PBA, respectively, executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of each such Secretary.

                                    ARTICLE X
                                   TERMINATION

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date whether before or after approval of the Agreement and Plan of Liquidation by the TPC shareholders:

          (a) by mutual written consent of the Boards of Directors of TPC and PBA;

          (b) at any time prior to the Closing by Subsidiary or PBA if any representation or warranty of TPC contained in this Agreement or any certificate or other document executed and delivered by TPC pursuant to this Agreement is or becomes untrue or breached or if TPC fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured (if curable), waived or eliminated within five business days after receipt by TPC of written notice thereof;

          (c) at any time prior to the Closing by TPC if any representation or warranty of Subsidiary or PBA contained in this Agreement or any certificate or other document executed and delivered by Subsidiary or PBA pursuant to this Agreement is or becomes untrue or breached or if Subsidiary or PBA fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured (if curable), waived or eliminated within five business days after receipt by Subsidiary or PBA of written notice thereof;

          (d) by any of the Boards of Directors of TPC, Subsidiary or PBA if the Closing Date shall not have occurred on or before January 31, 2001; provided, however, that the right to terminate under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          (e) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "TERMINATION DATE."

     10.2 EFFECT OF TERMINATION. In the event this Agreement is terminated such that the provisions of Section 10.3 do not apply, TPC, Subsidiary and PBA shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement such that the provisions of Section 10.3 do not apply, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement, subject to the confidentiality obligation of all parties herein set forth in Section 8.7.

     10.3 FEES AND EXPENSES.

          (a) Except as otherwise provided in this Section 10.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

          (b) PBA agrees to pay TPC a fee in immediately available funds equal to $10,000 promptly, but in no event later than 60 business days, after the termination of this Agreement if the Transfer fails to occur by January 31, 2001 as a result of Subsidiary's or PBA's breach or failure to perform in any material respect any of its covenants or agreements under this Agreement.

          (c) TPC agrees to pay PBA a fee in immediately available funds equal to $10,000 promptly, but in no event later than 60 business days, after the termination of this Agreement (i) if the Transfer fails to occur by January 31, 2001 as a result of TPC's breach or failure to perform in any material respect any of its covenants or agreements under this Agreement, or (ii) if TPC shareholders fail to approve the Agreement and Plan of Liquidation.

                                   ARTICLE XI
                            POST CLOSING OBLIGATIONS

     11.1 [INTENTIONALLY LEFT BLANK]

     11.2 DISSOLUTION. From and after the Closing Date, TPC will not engage in any business, will promptly, liquidate and dissolve as a corporation in accordance with the Plan of Liquidation.

     11.3 TPC'S CORPORATE RECORDS. TPC will make available to inspection and copying all books and records retained by it pursuant to Section 2.2 (b) hereof to Subsidiary or PBA upon reasonable request for access thereto, and if at any time TPC proposes to discard or destroy such books and records, it will first offer to transfer them without charge to PBA or Subsidiary.

     11.4 PBA BOARD. PBA will amend its bylaws to provide for up to 17 directors and will cause the seven individuals appointed by TPC and listed on Schedule 11.4, to be elected to the Board of Directors of PBA.

                                   ARTICLE XII
                                 INDEMNIFICATION

     12.1 INDEMNIFICATION BY TPC. TPC agrees to indemnify and hold PBA, Subsidiary, and their respective officers, directors, shareholders, Affiliates, employees and agents ("PBA INDEMNITEES") harmless from any and all damages, losses (which shall include any diminution in value), shortages, liabilities (joint or several), payments, obligations, penalties, claims, response costs, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively, "DAMAGES"), directly or indirectly resulting from, relating to or arising out of:

          (a) any breach of or inaccuracy in any representation or warranty of TPC contained in this Agreement (including, without limitation, those representations and warranties contained in Article V) or in any other agreement, instrument, certificate or other document executed by or on behalf of TPC at or in contemplation of the Closing pursuant to or in connection with this Agreement;

          (b) any breach or nonperformance, partial or total, by TPC of any covenant or agreement of TPC (or any Affiliate thereof) contained in this Agreement or in any other agreement, instrument, certificate or other document executed by or on behalf of TPC at or in contemplation of the Closing pursuant to or in connection with this Agreement;

          (c) all contracts, agreements, obligations, commitment and liabilities of TPC of every kind and character relating in any way to the Assets or the Business other than the Assumed Liabilities;

          (d) all of the Excluded Liabilities.

     12.2 INDEMNIFICATION BY PBA AND SUBSIDIARY. PBA and Subsidiary, jointly and severally, agree to indemnify and hold TPC and its respective officers, directors, shareholders, trustees, Affiliates, employees and agents ("TPC INDEMNITEES") harmless from and against any

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

and all Damages, directly or indirectly resulting from, relating to or arising out of any breach of or inaccuracy in any representation or warranty of PBA contained in this Agreement.

     12.3 NO THIRD PARTY BENEFICIARIES. The indemnification provided in Sections
12.1 and 12.2 is given solely for the purpose of protecting the PBA Indemnitees and the TPC Indemnitees, respectively, and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     12.4 PROCEDURE FOR INDEMNIFICATION. If any PBA Indemnitee or TPC Indemnitee (each, an "INDEMNIFIED PARTY") receives notice of any claim or the commencement of any action or proceeding with respect to which another party (each, an "INDEMNIFYING PARTY") is obligated to indemnify pursuant to Section 12.1 or 12.2, the Indemnified Party shall promptly give the Indemnifying Party or Parties written notice thereof. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnified Party in connection therewith. The Indemnifying Party or Parties may elect to compromise or defend, at their own expense and by their own counsel, any such matter involving the asserted liability of the Indemnified Party. If the Indemnifying Party or Parties elect to compromise or defend such asserted liability, they shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of their intent to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's or Parties' expense, in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party or Parties elect not to compromise or defend against the asserted liability or fail to diligently defend against the same, if the Indemnified Party reasonably determines that the Indemnifying Party's or Parties' counsel has a conflict of interest with the Indemnified Party or the Indemnifying Party or Parties or such counsel are not adequately defending the Indemnified Party's interests, or if the Indemnifying Party or Parties fail to notify the Indemnified Party of their election as provided herein, the Indemnified Party may, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability at the Indemnifying Party's or Parties' expense, and such settlement shall be binding on the Indemnifying Party or Parties for purposes of this
Section 12.4. Notwithstanding the foregoing, neither the Indemnifying Party or Parties nor any Indemnified Party may settle or compromise any claim over the reasonable good faith objection of the other. In any event, the Indemnified Party and Indemnifying Party or Parties may each participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party or Parties elect to defend any claim, the Indemnified Party shall make available to the Indemnifying Party or Parties any books, records or other documents within its control that are necessary or appropriate for such defense.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Transfer and with respect to representations and warranties of TPC shall survive the Transfer for a period of two years and with respect to representations and warranties of PBA and Subsidiary shall survive the Transfer for a period of one year. Each party covenants with the other not to

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

make any claim with respect to any such matter after the date on which such survival period has terminated.

     13.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by facsimile (with receipt confirmed) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         TPC:                               Texas Pharmacy Co-op, Inc.
                                            P.O. Box 2125
                                            Austin, TX 78768
                                            Attn: Larry Wofford
                                            FAX:  (512) 236-8876

         with a copy to:                    Gordon Hall, Esq.
                                            2323 South Voss Road, Suite 570
                                            Houston, TX 77057

         Subsidiary or PBA:                 Pharmacy Buying Association, Inc.
                                            1575 N. Universal Ave., Suite 100
                                            Kansas City, MO 64120
                                            Attn:  President
                                            FAX:  (816) 245-5702

         with a copy to:                    Kutak Rock LLP
                                            444 West 47th Street, Suite 200
                                            Kansas City, MO 64111
                                            Attn:  Jeff Brenner

     13.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri, without reference to conflicts of laws rules.

     13.4 ENTIRE AGREEMENT. Together with the Exhibits and Schedules attached hereto, and the documents to be delivered at Closing, this constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, altered or amended except by written instrument executed by TPC, Subsidiary and PBA.

     13.5 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument.

     13.7 HEADINGS. Headings in this Agreement are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

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

     13.8 NEGOTIATED TRANSACTIONS. The provisions of this Agreement were negotiated by both parties and shall be deemed to have been drafted by each of TPC, Subsidiary and PBA.

     13.9 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval of the Agreement by the shareholders of TPC, but, after any such approval, no amendment shall be made that changes the form or reduces the amount of consideration to be paid to TPC or that in any other way materially adversely affects the rights of such shareholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     13.10 WAIVER. At any time prior to the Closing Date, any term, provision or condition of this Agreement may be waived (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) only in writing by the party that is entitled to the benefits thereof.

     13.11 CONFIDENTIAL INFORMATION. If the transaction contemplated hereby does not close for any reason, each party shall keep confidential and shall not use for any purpose or disclose to others any confidential or proprietary information of the other party obtained during the course of the parties' negotiations and discussions.



                            [SIGNATURE PAGE FOLLOWS]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                               TEXAS PHARMACY CO-OP, INC.

                               By:
                                  ------------------------------------------
                               Name:
                                    ----------------------------------------
                               Title:
                                     ---------------------------------------


                               PHARMACY CONSOLIDATION
                               ASSOCIATES, INC.

                               By:
                                  ------------------------------------------
                               Name:
                                    ----------------------------------------
                               Title:
                                     ---------------------------------------


                               PHARMACY BUYING ASSOCIATION, INC.

                               By:
                                  ------------------------------------------
                               Name:
                                    ----------------------------------------
                               Title:
                                     ---------------------------------------






            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]



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